Exhibit 99.1

byNordic Acquisition Corporation Signs Letter of Intent for Business Combination with Sivers Semiconductors’ Wholly Owned Photonics Subsidiary

Merger Expected to Unlock Significant Value as Independent US NASDAQ Listed Photonics Company

New York , Aug. 06, 2024 (GLOBE NEWSWIRE) --  byNordic Acquisition Corporation (“byNordic”, Nasdaq: BYNO), a publicly traded special purpose acquisition company, has signed a non-binding Letter of Intent (LOI) with Sivers Semiconductors AB (“Sivers”, STO: SIVE), a leading supplier of wireless and photonic integrated chips and modules for communications and sensor solutions, to merge its wholly owned Sivers Photonics Ltd subsidiary (“Sivers Photonics”) with byNordic.

Sivers Photonics designs and manufactures advanced semiconductor lasers for photonic devices, primarily targeted for Artificial Intelligence (AI) in large data centers, optical communications and optical sensing applications. These lasers are critical components for several current and future technologies, such as generative AI, high performance computing connectivity, autonomous vehicles and smart factories.

Sivers Photonics is a leading company with tunable multi-wavelength lasers for direct on-chip integration. According to industry research, the number of sold GPUs for generative AI will grow substantially to approximately 18 million units, which management estimates will result in a total addressable market for chip-to-chip connectivity of $5 billion and a served addressable market of up to $1 billion by 2027. Demand for AI applications is projected to require staggering increases in processing capability and energy consumption. According to the Electric Power Research Institute, data centers could use up to 9% of total electricity generated in the United States by the end of the decade, more than doubling the current consumption. The application of silicon photonics, or SiPh, for data centers is the leading solution with the capacity to deliver the chip-to-chip connectivity needed to remove the bottlenecks for generative AI, while significantly reducing energy consumption. SiPh moves data with light rather than electrons in copper wire, resulting in faster data transmission, lower latency, and up to a 90% reduction in power consumption compared to copper wire solutions. In addition, Sivers Photonics is also addressing other large billion-dollar market opportunities, including biometric sensors and autonomous automotive applications.

Sivers Photonics is currently engaged with some of the world’s largest technology companies, including Fortune 100 and leading hyperscalers. Further validating its position as a key potential supplier in generative AI, in 2023 Sivers Photonics received a milestone order from Ayar Labs for the qualification of volume production of its unique laser arrays. Sivers Photonics’ production facility located in Glasgow, UK is one of a few independent factories in the world that develops and manufactures specially adapted lasers and semiconductor optical amplifiers in chip and wafer form. Sivers Photonics currently has 80 global employees, including 12 PhDs, with three issued patents and 16 patents pending across the US, UK, Canada and the World Intellectual Property Organization.

“The global market for innovative technologies that can efficiently process and significantly reduce power consumption across AI infrastructure is massive and rapidly expanding,” said Michael Hermansson, byNordic’s Chief Executive Officer. “We believe that Sivers Photonics is an ideal target for byNordic and that it is well positioned to capitalize on this significant market opportunity with exceptional growth potential. As a standalone publicly traded entity, Sivers Photonics will gain access to the U.S. capital markets and institutional investors while establishing a strong collaborative presence in the predominant geographical region of its current and targeted customers and partners. The proposed structure of this transaction is highly favorable to Sivers’ shareholders, and when combined with the expected demand for integrated photonics in AI infrastructure, biometric sensors and automotive markets, we believe that this combination represents a unique opportunity for both companies and our respective stakeholders.”

Under the terms of the non-binding LOI, byNordic and Sivers intend to enter into a definitive agreement for the acquisition of Sivers Photonics. The completion of the business combination is subject to the completion of due diligence, the negotiation and execution of definitive documentation and satisfaction of the conditions contained therein, including (i) securing certain concurrent financing, (ii) completion of any required stock exchange and regulatory reviews and (ii) approval of the transaction by byNordic’s and Sivers Photonics’ Boards of Directors and stockholders. The terms of the proposed transaction provide that Sivers Photonics would be spun out and merged with byNordic, with the former equity holders of both Sivers Photonics and byNordic (following the completion of the Business Combination) holding equity in the combined publicly listed company, with Sivers holding majority ownership in the combined publicly listed company. Once the merger is finalized, the company plans to establish headquarters in Silicon Valley, CA with the manufacturing operations remaining in the U.K.

Loeb & Loeb LLP is acting as legal counsel to byNordic, and Pillsbury Winthrop Shaw Pittman LLP and Setterwalls are acting as legal counsel to Sivers and Sivers Photonics on the proposed combination.

FORWARD-LOOKING STATEMENTS

The disclosure herein includes certain statements that are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, byNordic’s ability to enter into a definitive agreement or consummate a transaction with the target company and byNordic’s ability to obtain the financing necessary to consummate the potential transaction. These statements are based on various assumptions and on the current expectations of byNordic’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of byNordic and the target company. These forward-looking statements are subject to a number of risks and uncertainties, including: byNordic’s ability to enter into a definitive agreement with respect to the proposed business combination or consummate a transaction with the target company; the risk that the approval of the stockholders of byNordic for the potential transaction is not obtained; failure to realize the anticipated benefits of the potential transaction, including as a result of a delay in consummating the potential transaction; the amount of redemption requests made by byNordic’s stockholders and the amount of funds remaining in byNordic’s trust account after satisfaction of such requests; those factors discussed in byNordic’s prospectus for its initial public offering under the heading “Risk Factors,” and other documents of byNordic filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that byNordic presently does not know or that byNordic currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect byNordic’s expectations, plans or forecasts of future events and views as of the date hereof. byNordic anticipates that subsequent events and developments will cause byNordic’s assessments to change. However, while byNordic may elect to update these forward-looking statements at some point in the future, byNordic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing byNordic’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. byNordic undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

About byNordic Acquisition Corporation
byNordic Acquisition Corporation, led by Chief Executive Officer Michael Hermansson, is a special purpose acquisition company formed with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, has focused its search on high technology growth companies based in the northern part of Europe.

About Sivers Semiconductors AB
Sivers Semiconductors AB (SIVE.ST) is a leader in SATCOM, 5G, 6G, Photonics, and Silicon Photonics that drives innovation in global communications and sensor technology. Our business units, Photonics and Wireless, supply cutting-edge, integrated chips and modules critical for high-performance gigabit wireless and optical networks. Catering to a broad spectrum of industries from telecommunication to aerospace, we fulfill the increasing demand for computational speed and AI application performance, replacing electric with optical connections for a more sustainable world. Our wireless solutions are forging paths in advanced SATCOM/5G/6G systems, while our photonics expertise is revolutionizing custom semiconductor photonic devices for optical networks and optical sensing, making us a trusted partner to Fortune 100 companies as well as emerging unicorns. With innovation at our core, Sivers Semiconductors is committed to delivering bespoke, high-performance solutions for a better-connected and safer world. Discover our passion for perfection at www.sivers-semiconductors.com.

Investor Relations Contacts:
Shelton Group
Leanne K. Sievers | Joel Achramowicz
E: sheltonir@sheltongroup.com